Exhibit 10.1

English Translation of Employment Agreement

Due to work need, China Valves Technology, Inc. (hereinafter referred to as “Party A” or “Company”), intends to employ Gang Wei (hereinafter referred to as “Party B”) to be employee of Party A in accordance with the State’s relevant laws, regulations and rules on labor issues. Based on the principles of equality, volunteer, and consultation, both Parties enter into this Agreement to establish employment relations and specify both Parties’ rights and obligations for mutual abidance.

1. Term

This Agreement starts on December 16,2010. Unless one party terminates the Agreement pursuant to the terms of this section, the term of the Agreement is five years. The Agreement will expire on December 16, 2015.

2. Duties

The position of Party B is CFO (Chief Finance Officer), reporting to CEO. Party B’s working duties include:

A.	maintain relationship with the auditors, financial consultants, investment banks, investor relations firms and law firms;

B.	work with the auditors and the audit committee to prepare all financial statements of the Company, have the Company’s annual report and quarterly reports filed in a timely manner with the SEC;

C.	set up financial strategies for the Company, improve the Company’s reporting responsibilities and internal control, set up annual budget, operation plan and financing plan;

D.	set up effective financing strategies to ensure optimal capital structure for the Company through various financial instruments;

E.	improve the Company’s internal control system to facilitate effective internal financial reporting and satisfy the Sarbanes-Oxley requirements regarding audit attestation and internal control;

F.	communicate with the investors, independent directors and financial consultants to address their concerns and questions; and

G.	assist the Company with other matters.

3. Working Time, Confidentiality and Non-competition Agreement

(1) During the contract term, Party B shall be a full-time employee of Party A.

(2) Party B shall keep all the business activities and trade secret of Party A confidential and shall not disclose to any third parties without permission of Party A.

(3) Party B agrees, during the contract term and within three (3) years after the expiration of the contract term, not to engage in any business which will compete with the business activities of Party A and not to join in any companies which compete with Party A.

4. Leaves

During the contract term, Party B shall enjoy the statutory public holidays specified by laws. Party B shall have vacations not longer than three weeks. Party A will reimburse Party B’s family for one round-trip tickets during the vacation.

5. Remuneration

(1) Monthly salary: after tax RMB 900,000 annual base salary, or RMB 75,000 per month. Method of payment for the remuneration: payment in US Dollar or in RMB as required by Party B. Date for paying the remuneration: the tenth day of every month

(2)  Considering the actual work performance of Party B and upon approval of the Board of Directors, within three month of Party B’s employment, Party A will grant Party B stock options to purchase 500,000 shares of the Company’s common stock at the exercise price of $10.31 per share or the market price on the date of the option agreement. The options will expire in three years. Party B may exercise 260,000 shares of the options on the first anniversary of his employment with the Company. Party B may exercise 30,000 shares of the options every three months after the first anniversary until the options are fully exercised. All unexercised options shall be carried over to the next exercise. If the Company’s stock ceased to be traded on Nasdaq, Party B shall accelerate his exercise of all the remaining options.

6.   Insurance and Welfares

(1) In the event that Party B suffers any diseases or work-related injuries during the contract term, the salary for Party B during its sick leaves, the disease relief fees and the fees for medical treatment for Party B shall be implemented according to the standard which shall not be lower than the State’s mandatory standard.

(2) During the contract term, both Party A and Party B shall contribute various social security funds, such as insurance for pension, unemployment and work accidents. Meanwhile, Party A shall periodically notify Party B of the contribution of the social insurance funds.

(3) The other social welfares and benefits which Party B may enjoy shall be implemented according to the rules and regulations promulgated by Party A according to law.

(4) Party A shall provide a company car for Party B. Party A shall have the ownership of the company car.

(5) Party A shall rent a three bedroom apartment for Party B. If Party B decides to buy an apartment, Party A shall provide RMB 4,000 a month for housing allowance.

7. Labor Discipline, Punishments and Awards

Party B shall abide by various rules and regulations promulgated by Party A according to law. Party A is entitled to examine, supervise, review, punish and award Party B for Party B’s performance to those rules and regulations.

8.   Mediation and Arbitration

The disputes arising from the performance of this Agreement shall be resolved first through consultation. In the event that the disputes can not be resolved through consultation, the disputes can be resolved through mediation by the Disputes Mediation Commission where Party A is located or through arbitration by the Labor Disputes Arbitration Commission where Party A is located within sixty (60) days after the disputes have arose. If not satisfied with the arbitration awards, either Party may institute a lawsuit with the people’s court where Party A is located within fifteen (15) days after receiving the arbitration awards.

9.   Amendment

Any amendment to this Agreement shall not take into effect before the amendment is signed and recognized in writing by both Parties.

10.   Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China. During the contract term, in case of any discrepancy between the articles of this Agreement and the provisions of the law, the latter shall prevail.

Party A or Representative	Party B
(Signature or Seal)	(Signature or Seal)

Signature:/s/ Siping Fang	Signature: /s/ Gang Wei
Date: December 16, 2010	Date: December 16, 2010